                                                                   Exhibit 77)C

--------------------------------------------------------------------------------
Matters Submitted to a Vote of Shareholders

A Special Meeting of the Shareholders of TimesSquare VP Money Market Fund (the "Fund") was held on Thursday, April 21, 2005 at 8:30 a.m., Eastern Time.

Shareholders of the Fund voted to approve the Agreement and Plan of Reorganization with PIMCO Money Market Portfolio, a series of PIMCO Variable Insurance Trust:

          For                 Against

      355,593,522             298,355


No other business was transacted at the meeting.